For the fiscal period ended (b) 12/31/98
File number 811-3623

                        Sub-Item 77-J

                          EXHIBITS

Reclassification of Capital Accounts: The Series Fund accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public
Accountants' Statement of Position 93-2:  Determination,
Disclosure, and Financial Statement Presentation of Income,
Capital Gains, and Return of Capital Distributions by
Investment Companies.  For the fiscal year ended December
31, 1998, the application of this statement increased
(decreased) paid - in capital in excess of par ("PC"), undistributed net investment income ("UNI") and accumulated net realized gain (loss) on investments ("GL") by the following amounts:


PC                    UNI                                GL
Government
Income.....................................................
$(64,303)   $    64,303                          ------
Zero Coupon Bond 2005
Portfolio...............................             (607)
607                          ------
Equity
Portfolio...................................................
 ......... ------          105,151                  $
(105,151)
Global
Portfolio...................................................
 ......... ------      (4,162,755)             4,162,755
Natural Resources
Portfolio..........................................
(222,068)      (120,380)      342,448

Net investment income, net realized gains and net assets were not affected by these reclassifications.